Exhibit 99.2

Argyle Security, Inc. Announces Entry into Non-Binding Letter of Intent with MML Capital for MML to Purchase Outstanding Common Stock and Units of Argyle and Take Argyle Private

SAN ANTONIO, June 16, 2009 — Argyle Security, Inc., (OTC Bulletin Board: ARGL), (“Argyle”) a service and solutions provider in the physical electronic security industry, announced today that it has entered into a non-binding letter of intent with MML Capital Partners in its capacity as advisor to, and on behalf of, Mezzanine Management Fund IV “A” L.P. and Mezzanine Management Fund Coinvest A L.P. (collectively “MML”) to merge Argyle into a privately-held company controlled by MML with current stockholders and unit holders receiving $2.00 per share and per unit, respectively.

The price of $2.00 per share represents a premium to Argyle’s closing price of $0.71 per share on May 19, 2009, the last trading day prior to the communication of MML’s initial offer to the Board of Directors.

Terms and Conditions of Proposed Transaction

The non-binding letter of intent contemplates that an entity controlled by MML (the “Acquiring Company”) would merge its wholly-owned subsidiary into Argyle, resulting in Argyle becoming a wholly-owned subsidiary of the Acquiring Company. As contemplated by the non-binding letter of intent, each outstanding share of common stock of the Company and the shares of common stock underlying each unit of the Company, other than the securities owned by MML, a portion of securities owned by certain members of the Company’s management and potentially certain creditors and by any stockholders who properly exercise dissenters’ rights under Delaware law, would be cancelled and converted into the right to receive $2.00 in cash, without interest.

MML has been granted an exclusivity period expiring on the earlier of the execution of a definitive agreement or 45 days after June 15, 2009 in which to complete its confirmatory due diligence and execute definitive documentation with Argyle. In addition, during the exclusivity period, MML will be subject to a standstill provision whereby it will be prohibited from trading in Argyle’s securities or otherwise engaging in any activity that would enable it to control Argyle.

As presently contemplated, a portion of the shares of common stock and units owned by certain members of Argyle’s management and certain of their family members and affiliates may not receive the cash merger consideration, but may instead be exchanged for equity ownership in a new, privately-held company.

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle is a provider of services and solutions in the physical electronic security industry. In July 2007, Argyle acquired ISI Security Group, Inc. In February 2008, Argyle created Argyle Security USA, which encompasses ISI Security Group’s operations in both the corrections and commercial sectors, also including the assets and operations acquired as a result of the PDI, Com-Tec and Fire Quest acquisitions during 2008. Argyle’s channel focus is Video Surveillance, Access Control, Perimeter Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets. Argyle currently has two reporting segments: “Argyle Corrections” and “Argyle Commercial Security”.

Argyle Corrections is the controlling entity for business units consisting of ISI, PDI, Com-Tec and MCS and is one of the nation’s largest providers of detention equipment products and service solutions, as well as turnkey, electronic security systems. These systems include unique engineering competencies and proprietary software products. Currently, MCS-Commercial Fire & Security is the only business unit comprising Argyle Commercial Security. Argyle Commercial Security focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market.

Please visit http://www.argylesecurity.com for additional information on Argyle.

Safe Harbor

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” “foresees,” “forecasts,” “estimates” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. The forward-looking statements are subject to risks and uncertainties, including the possibility that the proposed transaction could be withdrawn, rejected, or unable to be consummated because of various contingencies, including, but not limited to, the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the proposed transaction, the effect of the announcement on the Company’s customer relationships, operating results and business generally, the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee relations as a result of the transaction, the inability to satisfy any material conditions to consummation of the proposed transaction, downturns in economic conditions generally, the Company’s business or the state of the corporate credit markets, and the impact of the substantial indebtedness expected to be incurred to accomplish the proposed transaction. Consider these factors carefully in evaluating the forward-looking statements. The risk factors listed in the Company’s Form 10-K for the year ended December 31, 2008 and subsequently filed Forms 10-Q and 8-K also provide examples of risks, uncertainties and events that could cause actual results to differ materially from those contained in forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements and is not responsible for changes made to this press release for Internet or wire services.

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Argyle Security, Inc., and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Argyle Security, Inc.